Exhibit 99.1

February 13, 2020

CONSENT OF FINPRO CAPITAL ADVISORS, INC.

We hereby consent to the inclusion of our opinion letter, dated December 20, 2019, to the Board of Directors of VSB Bancorp, Inc., a New York corporation (“VSB”), as Appendix B to the Proxy Statement/Prospectus relating to the proposed merger of VSB and Northfield Bancorp, Inc., and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to such Proxy and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully Submitted,
FinPro Capital Advisors, Inc.
Gladstone, New Jersey